Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
October 12, 2018
THIRD QUARTER 2018 RESULTS AND KEY METRICS

EARNINGS PER SHARE OF $1.73

NET INCOME OF $4.6 BILLION

REVENUES OF $18.4 BILLION

RETURNED $6.4 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 75 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $72.88
TANGIBLE BOOK VALUE PER SHARE OF $61.915

New York, October 12, 2018 — Citigroup Inc. today reported net income for the third quarter 2018 of $4.6 billion, or $1.73 per diluted share, on revenues of $18.4 billion. This compared to net income of $4.1 billion, or $1.42 per diluted share, on revenues of $18.4 billion for the third quarter 2017.

Revenues were largely unchanged from the prior-year period, primarily reflecting the net impact of a gain on sale (approximately $580 million) of a fixed income analytics business in the prior-year period and a gain on sale (approximately $250 million) of an asset management business in Mexico in Global Consumer Banking (GCB) in the current period, as well as the impact of foreign exchange translation6. Excluding these items, revenues grew 4% driven by growth in the Institutional Clients Group (ICG). Net income of $4.6 billion increased 12%, primarily reflecting a lower effective tax rate as well as lower expenses and cost of credit, as the revenues remained largely unchanged. Earnings per share of $1.73 increased 22% from $1.42 per diluted share in the prior-year period, driven by the growth in net income and an 8% reduction in average diluted shares outstanding.

Percentage comparisons throughout this press release are calculated for the third quarter 2018 versus the third quarter 2017, unless otherwise specified.

CEO COMMENTARY:

Citi CEO Michael Corbat said, “Our results this quarter showed solid year-over-year revenue growth across many of our businesses, including Fixed Income, Treasury and Trade Solutions, Securities Services, the Private Bank and our consumer franchise in Mexico. We also grew loans and deposits while continuing to prudently manage risk as demonstrated by the stability of our credit portfolio. We returned $6.4 billion of capital to common shareholders through buybacks and dividends during the quarter. And over the past twelve months, we’ve reduced our common shares outstanding by over 200 million or 8%. Through a combination of earnings growth and capital return, our earnings per share were 22% higher than one year ago.

“Through the first nine months of this year, we have grown our underlying Consumer and Institutional revenues by 4%, operated with an efficiency ratio of 57.3% and delivered a Return on Tangible Common Equity of 11.2%. We are firmly on track to deliver on our full year 2018 financial targets. At the same time, we continue to make targeted investments which will fund future growth and enhance our ability to serve clients,” Mr. Corbat concluded.

Citigroup ($ in millions, except as otherwise noted)	3Q’18	2Q’18	3Q’17	QoQ%	YoY%
Global Consumer Banking	8,654	8,250	8,470	5%	2%
Institutional Clients Group	9,241	9,691	9,430	(5)%	(2)%
Corporate / Other	494	528	519	(6)%	(5)%
Total Revenues	$18,389	$18,469	$18,419	—	—

Expenses	$10,311	$10,712	$10,417	(4)%	(1)%

Net Credit Losses	1,756	1,704	1,777	3%	(1)%
Credit Reserve Build / (Release)(a)	192	87	194	NM	(1)%
Provision for Benefits and Claims	26	21	28	24%	(7)%
Total Cost of Credit	$1,974	$1,812	$1,999	9%	(1)%

Income from Continuing Operations Before Taxes	$6,104	$5,945	$6,003	3%	2%
Provision for Income Taxes	1,471	1,444	1,866	2%	(21)%
Income from Continuing Operations	$4,633	$4,501	$4,137	3%	12%
Net Income (Loss) from Discontinued Operations	(8)	15	(5)	NM	(60)%
Non-Controlling Interest	3	26	(1)	(88)%	NM
Citigroup Net Income	$4,622	$4,490	$4,133	3%	12%

Revenues
North America	8,458	8,515	8,906	(1)%	(5)%
EMEA	2,927	3,043	2,703	(4)%	8%
Latin America	2,725	2,543	2,487	7%	10%
Asia	3,785	3,840	3,804	(1)%	—
Corporate / Other	494	528	519	(6)%	(5)%

EOP Assets ($B)	1,925	1,912	1,889	1%	2%
EOP Loans ($B)	675	671	653	1%	3%
EOP Deposits ($B)	1,005	997	964	1%	4%

Common Equity Tier 1 Capital Ratio(3)	11.8%	12.1%	13.0%
Supplementary Leverage Ratio(3)	6.5%	6.6%	7.1%
Return on Average Common Equity	9.6%	9.2%	7.3%
Book Value per Share	$72.88	$71.95	$78.81	1%	(8)%
Tangible Book Value per Share	$61.91	$61.29	$68.55	1%	(10)%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $18.4 billion in the third quarter 2018 were largely unchanged. Excluding the previously mentioned gains on sale as well as the impact of foreign exchange translation, revenues increased 4%, driven by growth in ICG.

Citigroup’s operating expenses of $10.3 billion in the third quarter 2018 decreased 1%, as higher volume-related expenses and investments were more than offset by efficiency savings and the wind-down of legacy assets.

Citigroup’s cost of credit in the third quarter 2018 was $2.0 billion, a 1% decrease, primarily driven by lower reserve builds in Citi Retail Services and Citi-Branded Cards in North America GCB, partially offset by a net reserve build in ICG.

Citigroup’s net income increased to $4.6 billion in the third quarter 2018, primarily driven by the lower effective tax rate as well as the lower expenses and cost of credit, as the revenues remained largely unchanged. Citigroup’s effective tax rate was 24% in the current quarter compared to 31% in the third quarter 2017.

Citigroup’s allowance for loan losses was $12.3 billion at quarter end, or 1.84% of total loans, compared to $12.4 billion, or 1.91% of total loans, at the end of the prior-year period. Total non-accrual assets declined 19% from the prior-year period to $4.0 billion. Consumer non-accrual loans declined 15% to $2.4 billion and corporate non-accrual loans decreased 25% to $1.5 billion.

Citigroup’s end-of-period loans were $675 billion as of quarter end, up 3% from the prior-year period. Excluding the impact of foreign exchange translation, Citigroup’s end-of-period loans grew 4%, as 6% aggregate growth in ICG and GCB was partially offset by the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.0 trillion as of quarter end, an increase of 4% from the prior-year period. Excluding the impact of foreign exchange translation, Citigroup’s end-of-period deposits grew 5%, driven by 8% growth in ICG.

Citigroup’s book value per share of $72.88 and tangible book value per share of $61.91, both as of quarter end, increased 1% sequentially, as the benefit of a lower share count and higher net income more than offset common share repurchases and dividends. At quarter end, Citigroup’s CET1 Capital ratio was 11.8%, down from 12.1% in the prior quarter as net income was more than offset by common share repurchases and dividends, and risk-weighted assets increased due to client activity. Citigroup’s SLR for the third quarter 2018 was 6.5%, down from 6.6% in the prior quarter. During the third quarter 2018, Citigroup repurchased 75 million common shares and returned a total of $6.4 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	3Q’18	2Q’18	3Q’17	QoQ%	YoY%
North America	$5,129	$5,004	$5,197	2%	(1)%
Latin America(a)	1,670	1,381	1,388	21%	20%
Asia(b)	1,855	1,865	1,885	(1)%	(2)%
Total Revenues	$8,654	$8,250	$8,470	5%	2%

Expenses	$4,661	$4,655	$4,452	—	5%

Net Credit Losses	1,714	1,726	1,704	(1)%	1%
Credit Reserve Build / (Release)(c)	192	157	481	22%	(60)%
Provision for Benefits and Claims	27	22	28	23%	(4)%
Total Cost of Credit	$1,933	$1,905	$2,213	1%	(13)%

Net Income	$1,566	$1,278	$1,168	23%	34%

Retail Banking(a)	3,717	3,489	3,521	7%	6%
Cards	4,937	4,761	4,949	4%	—
Total Revenues	$8,654	$8,250	$8,470	5%	2%

Key Indicators ($B)
Retail Banking Average Loans	146	146	144	—	1%
Retail Banking Average Deposits	307	306	308	—	—
Investment AUMs	169	163	158	4%	7%
Cards Average Loans	161	158	155	2%	4%
Cards Purchase Sales	135	134	125	1%	8%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes gain of approximately $250 million related to the sale of an asset management business in 3Q’18.

(b) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(c) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.7 billion increased 2% on a reported basis and 3% in constant dollars, driven primarily by strength in Latin America GCB, as well as the previously mentioned gain on sale.

North America GCB revenues of $5.1 billion decreased 1%, as higher revenues in Citi Retail Services were more than offset by lower revenues in Citi-Branded Cards and Retail Banking. Retail Banking revenues of $1.3 billion decreased 3%.  Excluding mortgage, Retail Banking revenues increased 1%, driven by continued growth in deposit margins and investments, largely offset by lower episodic transaction activity in commercial banking. Citi-Branded Cards revenues of $2.1 billion decreased 3%, as growth in interest-earning balances was more than offset by the impact of the Hilton portfolio sale as well as previously disclosed partnership terms. Citi Retail Services revenues of $1.7 billion increased 2%, primarily reflecting organic loan growth and the benefit of the L.L.Bean portfolio acquisition, partially offset by higher partner payments.

Latin America GCB revenues increased 20% to $1.7 billion, including the gain on sale. In constant dollars, revenues increased 8% excluding the gain on sale driven by continued volume growth across commercial, mortgage and card loans, as well as deposits.

Asia GCB revenues decreased 2% to $1.9 billion. In constant dollars, revenues increased 1%, as continued growth in deposit, lending and insurance revenues was largely offset by lower investment revenues due to weaker market sentiment.

GCB operating expenses increased 5% to $4.7 billion. In constant dollars, expenses increased 6% driven by the timing of investment spending versus the prior year.

GCB cost of credit decreased 13% to $1.9 billion. In constant dollars, cost of credit decreased 12%, driven by a 60% decrease in loan loss reserve builds, primarily in Citi Retail Services and Citi-Branded Cards in North America GCB, partially offset by volume growth and seasoning in International GCB.

GCB net income of $1.6 billion increased 34% on a reported basis and 36% in constant dollars, driven primarily by the lower cost of credit, the lower effective tax rate and the gain on sale, which more than offset the higher expenses.

Institutional Clients Group ($ in millions)	3Q’18	2Q’18	3Q’17	QoQ%	YoY%
Treasury & Trade Solutions	$2,283	$2,336	$2,185	(2)%	4%
Investment Banking	1,181	1,422	1,280	(17)%	(8)%
Private Bank	849	848	790	—	7%
Corporate Lending(a)	563	589	506	(4)%	11%
Total Banking	4,876	5,195	4,761	(6)%	2%
Fixed Income Markets	3,199	3,076	2,936	4%	9%
Equity Markets	792	864	785	(8)%	1%
Securities Services	672	665	608	1%	11%
Other(b)	(192)	(132)	388	(45)%	NM
Total Markets & Securities Services	4,471	4,473	4,717	—	(5)%
Product Revenues(a)	$9,347	$9,668	$9,478	(3)%	(1)%
Gain / (Loss) on Loan Hedges	(106)	23	(48)	NM	NM
Total Revenues	$9,241	$9,691	$9,430	(5)%	(2)%

Expenses	$5,191	$5,458	$5,138	(5)%	1%

Net Credit Losses	23	(1)	44	NM	(48)%
Credit Reserve Build / (Release)(c)	48	26	(208)	85%	NM
Total Cost of Credit	$71	$25	$(164)	NM	NM

Net Income	$3,123	$3,225	$3,048	(3)%	2%

Revenues
North America(b)	3,329	3,511	3,709	(5)%	(10)%
EMEA	2,927	3,043	2,703	(4)%	8%
Latin America	1,055	1,162	1,099	(9)%	(4)%
Asia	1,930	1,975	1,919	(2)%	1%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value.  For additional information, please refer to Footnote 7.

(b) Includes gain of approximately $580 million related to the sale of a fixed income analytics business in 3Q’17.

(c) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $9.2 billion decreased 2%. Excluding the previously mentioned gain on sale in the prior-year period, revenues grew 4%, driven by growth in Markets and Securities Services as well as Banking.

Banking revenues of $4.8 billion increased 1% (including gain / (loss) on loan hedges)7, as continued growth across businesses more than offset a decline in Investment Banking. Treasury and Trade Solutions revenues of $2.3 billion increased 4% on a reported basis and 8% in constant dollars, reflecting continued growth in transaction volumes, loans and deposits. Investment Banking revenues of $1.2 billion were down 8% versus the prior-year period, as growth in advisory was more than offset by a decline in underwriting fees, reflecting lower market activity. Advisory revenues increased 9% to $262 million, equity underwriting revenues decreased 17% to $259 million and debt underwriting revenues decreased 9% to $660 million. Private Bank revenues increased 7% to $849 million, driven by growth in loans and investments, as well as improved deposit spreads. Corporate Lending revenues of $563 million increased 11% (excluding gain / (loss) on loan hedges), reflecting loan growth as well as lower hedging costs.

Markets and Securities Services revenues of $4.5 billion decreased 5%. Excluding the gain on sale in the prior-year period, revenues increased 8% driven by strong revenue growth in Fixed Income Markets and Securities Services. Fixed Income Markets revenues of $3.2 billion in the third quarter 2018 increased 9%, with contribution from both rates and currencies as well as spread products. Equity Markets revenues of $792 million increased 1%, as strength in prime finance and derivatives was largely offset by lower revenues in cash equities, reflecting a more challenging trading environment and lower commissions. Securities Services revenues of $672 million increased 11%, driven by continued growth in client volumes and higher net interest revenue.

ICG net income of $3.1 billion increased 2%, driven primarily by the lower effective tax rate which more than offset the lower revenues as well as the higher cost of credit and expenses. ICG operating expenses increased 1% to $5.2 billion, driven by an increase in compensation costs, volume-related expenses and investments, partially offset by efficiency savings. ICG cost of credit increased due to a net reserve build of $48 million in the current quarter, compared to a net reserve release of $208 million in the prior-year period.

Corporate / Other ($ in millions)	3Q’18	2Q’18	3Q’17	QoQ%	YoY%
Revenues	$494	$528	$519	(6)%	(5)%

Expenses	$459	$599	$827	(23)%	(44)%

Net Credit Losses	19	(21)	29	NM	(34)%
Credit Reserve Build / (Release)(a)	(48)	(96)	(79)	50%	39%
Provision for Benefits and Claims	(1)	(1)	—	—	NM
Total Cost of Credit	$(30)	$(118)	$(50)	75%	40%

Income (Loss) from Continuing Operations before Taxes	$65	$47	$(258)	38%	NM

Net Income (Loss)	$(67)	$(13)	$(83)	NM	19%

(a) Includes provision for unfunded lending commitments.

Corporate / Other

Corporate / Other revenues of $494 million decreased 5% from the prior-year period, driven by the wind-down of legacy assets.

Corporate / Other expenses of $459 million decreased 44% from the prior-year period, driven by the wind-down of legacy assets and lower infrastructure costs.

Corporate / Other income from continuing operations before taxes of $65 million increased from a loss of $258 million in the prior-year period, as the lower expenses more than offset the lower revenues.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 83786410.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2018 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC).  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including, among others, the efficacy of Citi’s business strategies and execution of those strategies, such as those relating to its key investment, efficiency and capital optimization initiatives, governmental and regulatory actions or approvals, geopolitical and macroeconomic uncertainties, challenges and conditions, such as the level of interest rates, and the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2017 Form 10-K.  Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup
($ in millions)	3Q’18	2Q’18	3Q’17
Net Income	$4,622	$4,490	$4,133
Less: Preferred Dividends	270	318	272
Net Income to Common Shareholders	$4,352	$4,172	$3,861

Common Share Repurchases	5,270
Common Dividends	1,126
Total Capital Returned to Common Shareholders	$6,396

Payout Ratio	147%

Average TCE	$152,712

RoTCE	11.3%

Note: Totals may not sum due to rounding.

Appendix B

Citigroup
(Revenues in $ millions; balance sheet items in $ billions)	3Q’18	3Q’17
Reported Revenues	$18,389	$18,419
Impact of FX Translation	—	(335)
Revenues in Constant Dollars	$18,389	$18,084

Reported EOP Loans	$675	$653
Impact of FX Translation	—	(7)
EOP Loans in Constant Dollars	$675	$647

Reported EOP Deposits	$1,005	$964
Impact of FX Translation	—	(11)
EOP Deposits in Constant Dollars	$1,005	$953

Note: Totals may not sum due to rounding.

Global Consumer Banking
($ in millions)	3Q’18	3Q’17
Reported Revenues	$8,654	$8,470
Impact of FX Translation	—	(106)
Revenues in Constant Dollars	$8,654	$8,364

Reported Expenses	$4,661	$4,452
Impact of FX Translation	—	(53)
Expenses in Constant Dollars	$4,661	$4,399

Reported Credit Costs	$1,933	$2,213
Impact of FX Translation	—	(23)
Credit Costs in Constant Dollars	$1,933	$2,190

Reported Net Income	$1,566	$1,168
Impact of FX Translation	—	(18)
Net Income in Constant Dollars	$1,566	$1,150

Note: Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	3Q’18	3Q’17
Reported Revenues	$1,670	$1,388
Impact of FX Translation	—	(66)
Revenues in Constant Dollars	$1,670	$1,322

Note: Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	3Q’18	3Q’17
Reported Revenues	$1,855	$1,885
Impact of FX Translation	—	(40)
Revenues in Constant Dollars	$1,855	$1,845

Note: Totals may not sum due to rounding.

(1)  Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	3Q’18	3Q’17
Reported Revenues	$2,283	$2,185
Impact of FX Translation	—	(68)
Revenues in Constant Dollars	$2,283	$2,117

Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	9/30/2018(1)	6/30/2018	9/30/2017

Citigroup Common Stockholders’ Equity(2)	$178,153	$181,243	$208,565
Add: Qualifying noncontrolling interests	148	145	144
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(1,095)	(1,021)	(437)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	(503)	(162)	(416)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,891	21,809	21,532
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,304	4,461	4,410
Defined benefit pension plan net assets	931	882	720
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	12,345	12,551	20,068
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(6)	—	—	9,298

Common Equity Tier 1 Capital (CET1)	$140,428	$142,868	$153,534

Risk-Weighted Assets (RWA)	$1,194,204	$1,176,863	$1,182,918

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.8%	12.1%	13.0%

Note:                  Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework for all periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)                                 Preliminary.

(2)                                 Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)                                 Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)                                 The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)                                 Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(6)                                 Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. As of September 30, 2017, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D

($ in millions)	9/30/2018(1)	6/30/2018	9/30/2017

Common Equity Tier 1 Capital (CET1)	$140,428	$142,868	$153,534

Additional Tier 1 Capital (AT1)(2)	19,155	19,134	19,315

Total Tier 1 Capital (T1C) (CET1 + AT1)	$159,583	$162,002	$172,849

Total Leverage Exposure (TLE)	$2,459,896	$2,453,497	$2,430,582

Supplementary Leverage Ratio (T1C / TLE)	6.5%	6.6%	7.1%

(1)                                 Preliminary.

(2)                                 Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	9/30/2018(1)	6/30/2018	9/30/2017
Common Stockholders’ Equity	$177,969	$181,059	$208,381
Less:
Goodwill	22,187	22,058	22,345
Intangible Assets (other than MSRs)	4,598	4,729	4,732
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	—	32	48
Tangible Common Equity (TCE)	$151,184	$154,240	$181,256

Common Shares Outstanding (CSO)	2,442	2,517	2,644

Tangible Book Value Per Share (TCE / CSO)	$61.91	$61.29	$68.55

(1)  Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Ratios as of September 30, 2018 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage Ratio (SLR) reflect full implementation of the U.S. Basel III rules for all periods. As of December 31, 2017 and for all prior periods, these ratios are non-GAAP financial measures, which reflect full implementation of regulatory capital adjustments and deductions prior to the effective date of January 1, 2018. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

4 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

5 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

6 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

7 Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the       mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.